Exhibit 10.1

Ballantyne of Omaha, Inc.

Short-Term Incentive Plan

Fiscal Year 2009

The Short-Term Incentive Plan was developed in conjunction with our compensation consultants, Compensation Strategies.  The Short-Term Incentive Plan is designed to reward key members of management for their collective and individual performance during the film exhibition industry’s transition to full-scale adoption of digital projection.  The Compensation Committee reserves the right to pay any award earned under this Plan in cash, restricted stock or a combination of cash and restricted stock; the cash and restricted stock composition of any award is at the sole discretion of the Compensation Committee.  Participants must be employed by Ballantyne of Omaha, Inc. through December 31, 2009 in order to receive any award under this Plan.

1.                                     Market competitive target award percentages of base salary are established for the following positions:

CEO	50%
SVP Sales	35%
CFO	35%
VP Operations	35%
Other Key Management	25%

2.                                     The following “Universal Goals” apply to each of the plan’s participants.  These goals comprise 90% of the targeted award.

a.                                       Fiscal year 2009 consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), excluding extraordinary items and the short-term incentive plan accrual, of **.  This goal represents 45% of the target award.

b.                                      Fiscal year 2009 Strong-MDI sales of ** with a minimum gross margin contribution of **%.  This goal represents 30% of the target award.

c.                                       Fiscal year 2009 Strong Technical Services (STS) EBITDA ** of **.  This goal represents 15% of the target award.

3.                                     The following “Individual Goals” are specific to each manager’s area of responsibility. These goals comprise 10% of the targeted award.

a.                                       **

b.                                      **

c.                                       **

d.                                      **

e.                                       **

f.                                         **

g.                                      **

h.                                      **

4.                                     Named participants and target awards are as follows:

Participant	Salary	Target Award CYO	Target Award ($)
John Wilmers	$275,000	50%	$137,500
Ray Boegner	$190,000	35%	$68,250
Chris Stark	$170,000	35%	$59,500
Kevin Herrmann	$160,000	35%	$56,000
**	**	25%	**
**	**	25%	**
**	**	25%	**
**	**	25%	**

Example:

CEO has a Base Salary of $275,000.  His target award would be $137,500 and would include these four objectives:

Consolidated EBITDA of **	Weight of the Objective = 45%	Actual EBITDA = ** or 100% of goal	45% of $137.5K = $61,875
Strong-MDI Sales of ** @ ** GM	Weight of the Objective = 30%	Actual Sales = ** at GM goal	0% of $137.5K = $0
STS EBITDA ** of **	Weight of the Objective = 15%	STS EBITDA ** of **	15% of $137.5K = $20,625
Individual Goal	Weight of the Objective = 10%	Goal Accomplished	10% of $137.5K = $13,750

In this example the total award would be $96,250.

**-Certain items in this document were redacted but are available to the Securities and Exchange Commission upon request.